Ex-12f

                                                  Idaho Power Company
                                           Consolidated Financial Information
                    Ratio of Earnings to Combined Fixed Charges and Preferred Dividends Requirements

                                                Twelve Months Ended December 31,
                                                    (Thousands of Dollars)

                                                   1994         1995         1996         1997          1998
Earnings, as defined:
    Income before income taxes.................. $109,173     $135,333     $142,710     $138,746     $140,984
    Adjust for distributed income of equity
      investees.................................      326       (2,058)      (1,413)      (3,943)      (4,697)
    Equity in loss of equity mehtod
      investments...............................        0            0            0            0          476
    Minority interest in losses of majority
      owned subs................................        0            0            0            0         (125)
    Fixed charges, as below.....................   55,227       57,381       58,339       61,743       61,478

        Total earnings, as defined.............. $164,726     $190,656     $199,636     $196,546     $198,116

Fixed charges, as defined:
    Interest charges............................  $54,433      $56,456      $57,348      $60,761      $60,677
    Rental interest factor......................      794          925          991          982          801

        Total fixed charges.....................   55,227       57,381       58,339       61,743       61,478

    Preferred stock dividends-gross up-Ipc
      rate......................................   10,682       12,392       12,146        7,803        8,275

        Total combined fixed charges and
           preferred dividends..................   65,909      $69,773      $70,485      $69,546      $69,753

Ratio of earnings to combined fixed charges and
   preferred dividends..........................    2.50x        2.73x        2.83x        2.83x        2.84x

Exhibit 12-F